Exhibit 99.1

NEWS BULLETIN	FOR FURTHER INFORMATION:

POINT.360
2701 MEDIA CENTER DRIVE
LOS ANGELES, CA 90065
OTCQX: PTSX

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, February 11, 2016

POINT.360 ANNOUNCES SECOND FISCAL QUARTER RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2015. For the quarter, the Company’s sales were $9.7 million generating a loss of $2.3 million, or $0.18 per share. The Company also reported negative earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN*) of $1.6 million for the period. For the six month period, the Company’s sales were $20.5 million generating a net profit of $3.1 million (including a $4.1 million gain associated with the purchase of the assets of Modern VideoFilm, Inc. (“Modern”)), or $0.23 per diluted share. The Company also reported negative EBITDAN* of $2.3 million for the period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “Second quarter and first half fiscal 2016 revenues increased $4.3 and $10.0 million, respectively, over the same periods last year. 96% and 94% of the revenue increases over the prior periods, respectively, were due to the addition of Modern.”

Mr. Bagerdjian continued: “In the first half of Fiscal 2016, we have concentrated on the continuing integration of Point.360 and Modern facilities, personnel, administration and customer relations. Since the July 2015 acquisition, much progress has been made resulting in annualized Modern rent and other cost reductions of approximately $8 million. Careful integration of work processes, deployment of acquired assets, and reconfiguration of facilities takes time to be sure current and future customer service needs can be met in the most efficient manner. We believe the combination of Point.360 and Modern will create growth opportunities for the future.”

Revenues

Revenue for the quarter ended December 31, 2015 totaled $9.7 million compared to $5.4 million in the same quarter last year. Revenues for the six months ended December 31, 2015 were $20.5 million compared to $10.5 million last year. The increase was due primarily to the addition of Modern revenues from the July 8, 2015 acquisition date.

Gross Margin

In the first quarter of fiscal 2016, gross margin was $2.0 million (20% of sales), compared to $1.5 million (29% of sales) in the prior year’s first quarter. For the first half of fiscal 2016, gross margin was $5.1 million or (25% of revenues), compared to $2.9 million, or 28% of revenues in last year’s period.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2016, SG&A expenses were $4.5 million, or 46% of sales, compared to $2.7 million, or 50% of sales, in the second quarter of last year. For the current six month period, SG&A expenses were $9.1 million (45% of sales), compared to $5.3 million (50% of sales) last year.

Operating Loss

Operating loss was $2.5 million in the first quarter of fiscal 2016 compared to a $1.1 million loss in last year’s first quarter. For the six months ended December 31, 2015, the operating loss was $4.1 million compared to $2.4 million last year.

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Interest Expense and Other Income

Interest expense was $104,000 and $45,000 for the three month periods ended December 30, 2015 and 2014, respectively, and $214,000 and $90,000 for the six month periods then ended, respectively. The increase was due to higher borrowings.

Other income in all periods includes sublease income. Other income in the current six month period included $4.1 million representing the $6.8 million difference between (i) the aggregate fair values assigned to the tangible and intangible assets acquired (less liabilities assumed) of Modern, and (ii) the fair value of the common shares and the warrants given as consideration for the purchase, net of a $2.7 million deferred income tax benefit recorded is connection with the recognition of the gain.

Income Taxes

During the six months ended December 31, 2015, the Company recorded a deferred income tax benefit in the amount of $2.7 million related to the gain associated with the Modern transaction.

Net Income (Loss)

For the second quarter of fiscal 2016, the Company reported net losses of $2.3 million ($0.18 per share) compared to a loss of $1.1 million ($0.10 per share) in the same quarter last year. For the first half of fiscal 2016, the Company reported net income of $3.1 million, or $0.23 per diluted share, compared to a loss of $2.3 million ($0.22 per share) in the same period last year. Excluding net gain related to the Modern transaction, the Company recorded a net loss of $3.7 million, or $0.30 per share in the first six months of fiscal 2016.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN* to net income (loss) which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2015	2014	2015
Net income (loss)	$(1,085,000)	$(2,314,000)	$(2,289,000)	$3,072,000
Interest (net)	45,000	104,000	90,000	214,000
Income taxes	-	2,000	-	(2,709,000)
Depreciation & amortization	320,000	551,000	656,000	1,018,000
Other non-cash charges:
Bad debt expense	5,000	10,000	11,000	21,000
Stock based compensation	71,000	94,000	139,000	159,000
EBITDAN before non-operating gain	(644,000)	(1,553,000)	(1,393,000)	1,775,000
Non-operating gain	-	-	-	(4,099,000)
EBITDAN after non-operating gain	$(644,000)	$(1,553,000)	$(1,393,000)	$(2,324,000)

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and six month periods ended December 31, 2014 and 2015:

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2015	2014	2015

Revenues	$5,354,000	$9,693,000	$10,485,000	$20,454,000
Cost of services sold	(3,805,000)	(7,737,000)	(7,577,000)	(15,357,000)

Gross profit	1,549,000	1,956,000	2,908,000	5,097,000
Selling, general and administrative expense	(2,670,000)	(4,490,000)	(5,267,000)	(9,106,000)

Operating loss	(1,121,000)	(2,534,000)	(2,359,000)	(4,009,000)
Interest expense	(45,000)	(104,000)	(90,000)	(214,000)
Gain on bargain asset purchase	-	-	-	4,099,000
Other income	81,000	326,000	160,000	487,000

Income (loss) before income taxes	(1,085,000)	(2,312,000)	(2,289,000)	363,000
Income tax expense current	-	(2,000)	-	(5,000)
Income tax benefit deferred	-	-	-	2,714,000
Net income (loss)	$(1,085,000)	$(2,314,000)	$(2,289,000)	$3,072,000

Income (loss) per share:
Basic:
Net income (loss)	$(0.10)	$(0.18)	$(0.22)	$0.25
Weighted average number of shares	10,536,906	12,559,424	10,536,906	12,450,339
Diluted:
Net income (loss)	$(0.10)	$(0.18)	$(0.22)	$0.23
Weighted average number of shares including the dilutive effect of stock options	10,536,906	12,559,424	10,536,906	13,154,282

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2015		December 31, 2015
Working Capital	$(3,676,000	)(1)	$(2,131,000	)(1)
Property and equipment, net	9,226,000		14,213,000
Total assets	13,380,000		23,673,000
Current portion of long term debt	5,117,000		5,736,000
Long-term debt, net of current portion	88,000		2,910,000
Shareholder’s equity	4,238,000		9,085,000

(1)Reflects the classification of long-term debt as a current liability due to previous financial covenant default conditions under the Company’s prior credit agreements.

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.point360.com, www.mvf.com and www.movieq.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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